                                                                    EXHIBIT 9(b)

         AMENDMENT TO "FUND ACCOUNTING AND PRICING SERVICES AGREEMENT"
                  AND "MUTUAL FUND TRANSFER AGENCY AGREEMENT"
     BETWEEN THE FIRST FUNDS (FORMERLY THE MASTERS GROUP OF MUTUAL FUNDS)
                  AND UNITED STATES TRUST COMPANY OF NEW YORK
                   (BOTH AGREEMENTS DATED NOVEMBER 10, 1992)

     This Amendment is between United States Trust Company of New York and The First Funds with respect to the Fund Accounting and Pricing Services Agreement ("Fund Accounting Agreement") and the Mutual Fund Transfer Agency Agreement ("Transfer Agency Agreement") (collectively, the "Agreements"), which are hereby amended as follows:

Pursuant to Section 26 ("Amendments") of the Transfer Agency Agreement, Section 16(a) is deleted and the following Section is added:

     (S)16(a) Shareholder Service Company: The parties agree that the annual
              -----------------------------
     fees for the services provided by United States Trust Company of New York, through its affiliate, Mutual Funds Service Company, are hereby revised as set forth in the attached Exhibit A. The Trust shall promptly reimburse Mutual Funds Service Company for any out-of-pocket expenses and advances payable by the Trust in accordance with Paragraph 6.

The Fund Accounting Agreement is hereby amended by deleting the existing Section 5 and replacing it with the following Section:

     (S)5 Services: The parties agree that the annual fees for the services provided pursuant to this Agreement by United States Trust Company of New York, through its affiliate, Mutual Funds Service Company, are hereby revised as set forth in the attached Exhibit A.

Attachment A and all references thereto in the Agreements are stricken and shall be changed to Exhibit A, affixed hereto.

In all other respects, the Fund Accounting and Transfer Agency Agreements are confirmed and shall continue to be effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officer thereunto duly authorized as of this 28 day of July, 1995. This Amendment will be effective as of July 1, 1995.

UNITED STATES TRUST                      THE FIRST FUNDS
COMPANY OF NEW YORK
/s/ By: _____________________________    /s/ By: _________________________

    Title: __________________________        Title: ______________________

         AMENDMENT TO "FUND ACCOUNTING AND PRICING SERVICES AGREEMENT"
                  AND "MUTUAL FUND TRANSFER AGENCY AGREEMENT"
     BETWEEN THE FIRST FUNDS (FORMERLY THE MASTERS GROUP OF MUTUAL FUNDS)
                  AND UNITED STATES TRUST COMPANY OF NEW YORK

                                   EXHIBIT A
                                   ---------

The combined annual fees (billable monthly) for services for both Agreements will be as follows:

MONEY MARKET FUNDS
5 Basis Points on 1ST $50 million of Average Total Net Assets
3 Basis Points on excess of $50 million of Average Total Net Assets

TOTAL RETURN FUNDS
7 Basis Points on 1ST $50 million of Average Total Net Assets
5 Basis Points on excess of $50 million of Average Total Net Assets

Out of Pocket Expenses, as described in Section 16(B) of the Transfer Agency Agreement and Section 5 of the Fund Accounting Agreement, will be billed to the Trust on a monthly basis.